Pernix Group, Inc. closes KBR Building Group acquisition

LOMBARD, IL — July 7, 2015 — Pernix Group, Inc. (OTCQB: PRXG), a construction company recognized by Engineering News Record for being one of the Top 50 American Contractors working abroad for the last four years in a row, today announced that its acquisition of the KBR Building Group completed financial close on June 30, 2015. Our investment of $28.0 million, which included a $22.9 million purchase price and cash for working capital, was financed 100% by equity. KBR Building Group will immediately be known as the BE&K Building Group, A Pernix Group Company. This acquisition will expand Pernix’s commercial domestic operations and have a dramatic impact on its international business.

The KBR Building Group has a long and proven history of successfully executing major projects in the advanced manufacturing, industrial, life sciences, research & development, food & beverage, commercial, mixed-use and institutional domestic markets. Pernix will further leverage the KBR Building Group’s experience to expand its commercial and public market offerings internationally.

CEO & President of Pernix, Nidal Z. Zayed stated “it is very difficult to overstate the significance of this milestone for Pernix. Our team has worked tirelessly over the past several months to make this acquisition a reality. I am proud of our entire team. Closing on such a major acquisition has been part of our domestic business plan and crossing the finish line today is extremely satisfying. We’re excited to welcome BE&K Building Group into the Pernix family.” He went on to say “The addition of BE&K Building Group creates several new Centers of Excellence for our private and federal sector businesses. We continue on our strategic growth trajectory for all our business segments.”

“Our team is honored and excited to be joining the Pernix Group family of companies and returning to our BE&K Building Group roots” said Mac Carpenter, President of BE&K Building Group. “The opportunity to continue providing world-class construction service to our clients, while leveraging Pernix’s agility, commitment to safety, quality control, and world-wide presence will allow us to continue exceeding our clients’ expectations while expanding our reach and allowing us to follow our clients throughout the world. Customer satisfaction is a core value for us, and this transaction enables us to better serve our clients. These are exciting times at Pernix and the BE&K Building Group team is proud to be a part of it.”

Morgan Joseph TriArtisan’s Industrials team served as Pernix’s financial advisor; FTI Consulting provided tax and financial due diligence and Greenburg Traurig, P.A. served as legal advisors to Pernix.

About Pernix Group, Inc.

Pernix Group, Inc. is a global company with its headquarters in Lombard, Illinois. The Company is engaged in three primary markets: Federal Government, Commercial & Industrial, and Power. Pernix has full-scale construction and management capabilities, with operations in the United States, Africa, the Middle East, and the South Pacific. Additional information is available at www.pernixgroup.com.

Forward-Looking Statement

Certain of the statements made in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact:

Patrick J. Gainer

Chief Financial Officer

Pernix Group, Inc.

Tel: (630) 620-4787

pgainer@pernixgroup.com